As filed with the Securities and Exchange Commission on February __, 2001.
                                                    Registration No. 333-_______
--------------------------------------------------------------------------------
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           -------------------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------


                          RIVIERA HOLDINGS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                NEVADA                                       88-029688
    (State or Other Jurisdiction of                      (I.R.S. Employer
    Incorporation or Organization)                      Identification No.)

                           2901 LAS VEGAS BLVD. SOUTH
                             LAS VEGAS, NEVADA 89109
                    (Address of Principal Executive Offices)

                            RESTRICTED STOCK PROGRAM

                          RIVIERA HOLDINGS CORPORATION
                           DEFERRED COMPENSATION PLAN
                            (Full Title of the Plans)

           WILLIAM L. WESTERMAN                            Telephone number,
       RIVIERA HOLDINGS CORPORATION                      including area code,
        2901 LAS VEGAS BLVD. SOUTH                      of agent for service:
          LAS VEGAS, NEVADA  89109                          (702) 734-5110
  (Name and Address of Agent For Service)


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                         CALCULATION OF REGISTRATION FEE

                                                   Proposed        Proposed
      Title of                                      Maximum         Maximum
     Securities                  Amount            Offering        Aggregate        Amount of
        to be                     to be              Price         Offering       Registration
     Registered                Registered         Per Share(1)      Price(1)          Fee
----------------------------------------------------------------------------------------------------
Common Stock, par value
$0.001 per share             200,000 shares         7.05            1,410,000

DCP Obligations2               $10,000,000           N/A          $10,000,000
                                                                  -----------
                                                                  $11,410,000   Total Fees $2,853
----------------------------------------------------------------------------------------------------
1  Estimated solely for the purpose of calculating the registration fee in accordance with rule 457(c) and (h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock as reported on the American Stock Exchange on February 14, 2001.

2  Participants in the Deferred Compensation Plan may elect to have the DCP
   Obligations treated as if such amount had been used to purchase Riviera
   Holdings Corporation Common Stock. For purposes of this Registration
   Statement, this investment option is referred to as a Common Stock Index. The
   Common Stock Index will accrue earning (or losses) on the DCP Obligations based on the performance of Riviera Holdings Corporation Common Stock. No additional consideration will be paid for the Common Stock Index.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Note to
Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.
         ---------------------------------------

                  The following documents filed by Riviera Holdings Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

                           (1) the Company's Annual Report on Form 10-K for the
fiscal year ended December 31, 1999, which has heretofore been filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act").

                           (2) The Company's Quarterly Reports on Form 10-Q, as
amended, for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, which have heretofore been filed by the Company with the Commission pursuant to the 1934 Act.

                           (3) The Company's Current Reports on Form 8-K filed
on October 6, 2000; October 27, 2000; January 12, 2001 and January 19, 2001.

                           (4) The description of the Company's Common Stock
contained in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the 1934 Act.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of the Company's Annual Report covering such year shall not be Incorporated Documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such Annual Report.

                  Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.
         -------------------------

                  The Common Stock to be offered is registered under Section 12(b) of the 1934 Act.

                  The Riviera Holdings Corporation Deferred Compensation Plan (the "Plan") was approved by the Company's Board of Directors to be effective on or after January 1, 2001. The DCP Obligations (the "Obligations") being registered herein pursuant to this Registration Statement are to be offered to certain eligible employees of the Company ("Participants") pursuant to the terms of the Plan.

                  The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Company, and rank "pari passu" with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. "Pari passu" is a Latin expression used in conversation by certain lawyers, accountants and other business professionals, meaning ratably or without preference.

                  The amount of compensation deferred by each Participant is determined in accordance with each Participant's election. Obligations in an amount equal to each Participant's Deferral Account (consisting of deferred compensation for a plan year and any earnings or losses in value thereon) will be payable on the withdrawal date either elected by the Participant or upon the occurrence of certain events as provided under the Plan.

                  Under the Plan, Obligations earn or lose value based on the investment performance of one or more of the various investment funds offered under the Plan and selected by the Participants. However, the Company is not obligated to invest in such funds. The investment funds are used only for purposes of crediting or debiting the Participants' Deferral Accounts with deemed earnings or losses. Participants have no actual investment in these funds. One of the funds invests primarily in Common Stock of the Company (the "Common Stock Index"). There is no actual purchase of the Company's Common Stock or any of the other investment funds. To the extent that dividends are paid on the Company's Common Stock, a like amount will be added to Participant's account and deemed reinvested in Common Stock. The Common Stock Index may be deemed to be a "security" under the Securities Act of 1933, and as such, it is being registered on this Form S-8 Registration Statement.

                  The Obligations, and the earnings and losses related thereto, are held as a the Company asset within a special trust, called a "Rabbi Trust." The Rabbi Trust is intended to protect the Obligations form being used for any purpose other than to pay the promised benefit to the Participants. The Rabbi Trust does not protect the Obligations in the event of the Company's bankruptcy or insolvency.

                  The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of any negative pledge or any other affirmative or negative covenant on the part of the Company nor will the Obligations have the benefit of any lien on any specific property of the Company.

                  The Obligations cannot be alienated, sold, transferred, assigned, pledged, attached, garnished or otherwise encumbered, and pass only to a survivor beneficiary designated under the Plan, or as provided by the terms of the Plan.

                  The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect a Participant's right to Obligations in the amount of the Participant's Deferral Accounts as of the date of such amendment or termination.

Item 5.  Interest of Named Experts and Counsel.
         -------------------------------------

                  Not applicable.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

                  Nevada law provides that Nevada corporations may include within their articles of incorporation provisions eliminating or limiting the personal liability of their directors and officers in stockholder actions brought to obtain damages for alleged breaches of fiduciary duties, as long as the alleged acts or omissions did not involve intentional misconduct, fraud, a knowing violation of law or payment of dividends in violation of the Nevada statutes. Nevada law also allows Nevada corporations to include in their articles of incorporation or bylaws provisions to the effect that expenses of officers and directors incurred in defending a civil or criminal action must be paid by the corporation as they are incurred, subject to any undertaking on behalf of the director or officer that he or she will repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

                  Nevada law provides that Nevada corporations may eliminate or limit the personal liability of its directors and officers. This means that the articles of incorporation could state a dollar maximum for which directors would be liable, either individually or collectively, rather than eliminating liability to the full extent permitted by the law.

                  The Charter provides that a director or officer of the Company shall not be personally liable to the Company or its stockholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of NRS 78.300. In addition, NRS 78.751 and Article VII of the Bylaws of the Company, under certain circumstances, provide for the indemnification of the officers and directors of the Company against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is set forth in the following paragraph, but such summary is qualified in its entirety by reference to Article VII of the Bylaws of the Company.

                  In general, any director or officer of the Company (an "Indemnitee") who was or is a party to, or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action or suit (including without limitation an action, suit or proceeding by or in the right of the Company), whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that the Indemnitee is or was a director or officer of the Company or is or was serving in any capacity at the request of the Company as a director, officer, employee, agent, partner or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust or other enterprise shall be indemnified and held harmless by the Company for actions taken by the Indemnitee and for all omissions to the full extent permitted by Nevada law against all expense, liability and loss (including without limitation attorneys' fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding. The rights to indemnification specifically include the right to reimbursement from the Company for all reasonable costs and expenses incurred in connection with the Proceeding and indemnification continues as to an Indemnitee who has ceased to be a director or officer. The Board of Directors may include employees and other persons as though they were Indemnitees. The rights to indemnification are not exclusive of any other rights that any person may have by law, agreement or otherwise.

                  The Bylaws also provide that the Company may purchase and maintain insurance or make other financial arrangements on behalf of any person who otherwise qualifies as an Indemnitee under the foregoing provisions. Other financial arrangements to assist the Indemnitee are also permitted, such as the creation of a trust fund, the establishment of a program of self-insurance, the securing of the Company's obligation of indemnification by granting a security interest or other lien on any assets (including cash) of the Company and the establishment of a letter of credit, guarantee or surety.

                  The Company and Riviera Operating Corporation, the Company's wholly-owned subsidiary ("ROC"), have entered into agreements with each of their respective directors, executive officers and significant employees providing for indemnification by the Company and ROC of each of them to the extent permitted by their respective Charters and Bylaws.

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

                  Not applicable.

Item 8.  Exhibits.
         --------

                  Reference is made to the Exhibit Index.

Item 9.  Undertakings.
         ------------

                  The Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) That, for the purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 15th day of February, 2001.

                                             RIVIERA HOLDINGS CORPORATION


                                             By: /s/ William L. Westerman
                                                --------------------------------
                                                 William L. Westerman,
                                                 President and Chief Executive
                                                 Officer
                                                 (Principal Executive Officer)

                                POWER OF ATTORNEY

                  We, the undersigned officers and directors of Riviera Holdings Corporation hereby severally constitute William L. Westerman and Duane R. Krohn, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement, and generally to do all such things in our name and behalf in the capacities indicated below to enable Coachmen Industries, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

                  Pursuant to the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 15th day of February, 2001.

         Signature                                       Title
         ---------                                       -----

/s/ William L. Westerman               Chairman of the Board, Chief Executive
-------------------------------        Officer, President and Director
     William L. Westerman              (principal executive officer)

/s/ Duane R. Krohn                     Executive Vice President and Chief
-------------------------------        Financial Officer
        Duane R. Krohn                 (principal financial officer)

/s/ Robert R. Barengo
-------------------------------        Director
       Robert R. Barengo

/s/ James N. Land, Jr.                 Director
-------------------------------
      James N. Land, Jr.

                                  EXHIBIT INDEX

Exhibit Number                     Description
--------------                     -----------

      5                Opinion (including consent) of McDermott, Will & Emery.*

     23.1              Consent of Independent Accountants.*


*Filed herewith